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                                                                   EXHIBIT 4.5


                                   FORM OF
             RECREATIONAL VEHICLE RETAIL SALES FINANCING AGREEMENT

    THIS AGREEMENT, between NATIONSCREDIT ___________________, ("NationsCredit") and the undersigned recreational vehicle dealer ("Dealer"), whose names and addresses are set forth herein, sets forth the terms under which NationsCredit may purchase Contracts (as hereinafter defined) from Dealer and the rights and obligations between NationsCredit and Dealer with regard to such Contracts.

1.  SALE AND PURCHASE OF CONTRACTS

    a. NationsCredit may, from time to time, purchase from Dealer such Contracts (as hereinafter defined) offered by Dealer as shall be written on forms satisfactory to NationsCredit and otherwise acceptable to NationsCredit. All such purchases shall be at purchase prices to be determined as provided in Paragraph (c) below. For purposes of this Agreement, the term "Contract" shall mean any retail installment contract, security agreement or other document providing for the payment by a Buyer (as hereinafter defined) to Dealer of monies in connection with a retail credit sale by Dealer to such Buyer and the term "Buyer" shall mean any person (including an individual or another legal entity) which purchases a recreational vehicle from Dealer, including any co-purchaser.

    b. To the extent permitted by applicable law, Dealer shall communicate to NationsCredit or its designee all such credit information concerning a Buyer (and any other person named by a Buyer in his credit application) as Dealer may have, NationsCredit will make a decision as to whether NationsCredit will purchase each Contract offered to it by Dealer if documentation (including credit information) satisfactory to NationsCredit has been received. If NationsCredit decides that NationsCredit will purchase such a Contract after receipt of such documentation, Dealer shall (i) execute an assignment of the Contract to NationsCredit, (ii) deliver the original executed Contract (and counterparts thereof), to NationsCredit, (iii) file and record all such documents, and take all such action, as may be necessary, under the Uniform Commercial Code and other applicable law, to convey to NationsCredit (and to record such conveyance of) the Contract, to perfect a valid and enforceable first priority security interest in favor of NationsCredit in the recreational vehicle to which the Contract relates and to comply with all related provisions of applicable motor vehicle laws and (iv) if required by applicable law, send to the Buyer a notice that such Dealer has assigned the Contract to NationsCredit.

    c. NationsCredit shall only purchase Contracts which comply with the criteria announced from time to time by NationsCredit with respect to the amounts which NationsCredit will finance, the aggregate of which amounts shall not exceed the "amount financed," as set forth in any Contract. If NationsCredit determines to purchase any Contract, it will do so at a price equal to such "amount financed." Such price shall be paid to Dealer upon NationsCredit's receipt of satisfactory documentation. In addition, NationsCredit shall credit to a non-interest-earning accounting record established by NationsCredit in respect of Dealer (the "Dealer Reserve Account") an amount equal to the "finance charge" set forth in the Contract in excess of the amount of NationsCredit's then applicable buy rate/sell rate. Dealer acknowledges that the Dealer Reserve Account shall be and remain the sole property of NationsCredit, and the Dealer shall have no vested interest therein until such time as any amounts become payable to it as provided below. Dealer further acknowledges that NationsCredit's right to charge the Dealer Reserve Account is solely within NationsCredit's discretion. All amounts so credited to the Dealer Reserve Account shall be held by NationsCredit. The Dealer Reserve Account shall from time to time be debited, and amounts held therein shall from time to time be paid, as follow:

        (i) at NationsCredit's discretion, the Dealer Reserve Account shall be debited by an amount equal to the amount of any indebtdness of Dealer to NationsCredit arising under this Agreement or otherwise;

        (ii) upon prepayment of a Contract, the Dealer Reserve Account shall be debited by an amount equal to the same percentage of the original credit to the Dealer Reserve Account in respect of the Contract as the amount of NationsCredit's finance charge refund under the Contract to the Buyer bears to the original finance charge; and debited by the full amount of any refunds NationsCredit must give to the Buyer for unearned insurance premiums, charges for extended warranty, mechanical breakdown protection, or similar items; and

        (iii) to pay Dealer at such time or times as NationsCredit shall determine, any then remaining balance of the Dealer Reserve Account in excess of 3% of the total net outstanding balance of Contracts purchased.

    Notwithstanding anything to the contrary set forth herein, Dealer shall be responsible for Dealer's proportionate share of any unearned finance charges, insurance premiums and/or charges for extended warranty, mechanical breakdown or comparable programs, whether or not the amount of the Dealer Reserve Account is sufficient to cover such share and whether or not this Agreement has theretofore been terminated.


2.  INSURANCE

    Dealer will provide NationsCredit or its agent with written evidence that there is insurance acceptable to NationsCredit covering each recreational vehicle which is the subject of a Contract purchased by NationsCredit hereunder (together with all related accessories and equipment, a "Vehicle"), against fire, theft and collision at the time the Contract is purchased by NationsCredit and that NationsCredit is named as the loss payee. If such written evidence is provided to NationsCredit or its agent, NationsCredit will assume responsibility for Buyer's compliance with insurance requirements thereafter.

3.  PAYMENTS FROM BUYER

    After purchase of a Contract by NationsCredit, Dealer shall forward to NationsCredit any payments on the Contract received by Dealer. In the event such payment is made by check or other instrument payable to Dealer, Dealer shall endorse such check or other instrument to NationsCredit. Dealer shall not make any payment in respect of any Contract on behalf of any Buyer without the prior written consent of NationsCredit.

4.  DEALER'S REPRESENTATIONS AND WARRANTIES

    As to each Contract sold by Dealer to NationsCredit, Dealer warrants and represents that, as of the time of such sale:

    a. Dealer will have satisfied all requirements of the Federal Truth in Lending Act, the Federal Equal Credit Opportunity Act and all other federal, state, local and other laws, regulations or rules including, but not limited to, consumer protection laws, regulations or rules applicable to the extension of credit or otherwise applicable to the Contract;

    b.  Dealer will have the right to make such sales;

    c. Dealer will have received the down payment specified in the Contract and will not have made a loan to the Buyer, or assisted the Buyer in obtaining a loan from any third party, to be used as a part or all of such down payment or any other payment on a Contract, except (in any such case) as may be specifically indicated on the face of the Contract;
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     d.   the Vehicle sold under the Contract will have been actually delivered to Buyer and will be free from all liens and encumbrances except those in favor of NationsCredit.

     e.   the Contract will be valid and enforceable according to its terms;
          and

     f. all registered owners of the Vehicle will have signed the Contract either as Buyers or as parties agreeing to the security interest in favor of Dealer or its assignee.

5.   REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

     a. If any Dealer representation, warranty or covenant made in connection with a Contract is breached or is untrue, or if Dealer has failed to perform any obligation it may have under a Contract or this Agreement, or if Buyer asserts any claim arising out of the purchase of a Vehicle from Dealer under a Contract sold to NationsCredit, then Dealer shall promptly pay NationsCredit any or all of the following amounts at the election of NationsCredit: (i) the unpaid balance, as determined by NationsCredit, of all Contracts affected by such breach or misrepresentation or claim; (ii) Dealer's portion of any unearned finance charges; (iii) all losses and expenses incurred by NationsCredit as a result of such breach or misrepresentation or claim; and (iv) all out-of-pocket expenses (including, but not limited to, attorneys' fees and costs) paid or incurred by NationsCredit in connection with the collection of any amount due under any such Contract. If Dealer breaches this Agreement in any other respect, Dealer shall reimburse NationsCredit for all losses and expenses incurred by NationsCredit as a result of such breach. In addition, Dealer shall indemnify and hold NationsCredit harmless for all losses or expenses, including reasonable attorneys' fees and legal costs, suffered or incurred by NationsCredit in any judicial, administrative, or any other proceeding because of any claim or defense asserted against NationsCredit as a result of any act or omission on the part of Dealer, including, at the election of NationsCredit, the unpaid balance of the Contract, as determined by NationsCredit.

     b. Notwithstanding anything to the contrary set forth herein, Dealer hereby guarantees to NationsCredit the payment in full of all amounts owing to NationsCredit from time to time under any Contract purchased by NationsCredit from Dealer in respect of which the Buyer was, at the time of such purchase, an officer, director, partner or employee of Dealer (or a member of the immediate family of any such person associated with the Dealership.)

6.   ORIGINATION FEE

     a.   For all motorized units, the dealer proceeds will be reduced by $100.

     b. For all non-motorized units, the dealer proceeds will be reduced by $80.

7.   BOOKS AND RECORDS

     Dealer agrees to maintain complete and accurate books and records in accordance with generally accepted accounting principles concerning the sale of each Vehicle, including but not limited to records of all other transactions affecting the Vehicle. Dealer will, upon request by NationsCredit, promptly deliver any such books and records or furnish a copy thereof or abstracts therefrom to NationsCredit or its agent. NationsCredit's representatives may from time to time inspect Dealer's books and records. Dealer shall furnish to NationsCredit such information concerning Dealer's financial and business affairs as NationsCredit may request.

8.   AGENCY

     Neither this Agreement nor any action pursuant hereto shall make Dealer the agent, representative or employee of NationsCredit for any purpose. Dealer is not granted any express or implied right to bind NationsCredit in any manner whatsoever. Wherever in this Agreement reference is made to an agent of NationsCredit, such reference is intended to mean any third party that NationsCredit may from time to time appoint to fulfill any of its obligations under this Agreement.

9.   FAILURE TO EXERCISE REMEDIES

     The exercise of any right or remedy available to NationsCredit shall not operate as a waiver of any other right or remedy. The failure of NationsCredit to exercise or a delay by NationsCredit in exercising any right or remedy shall not operate as a waiver of such right or any other right. All of NationsCredit's rights and remedies shall be cumulative and may be exercised singularly or concurrently.

10.  SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided, however, that this Agreement and all rights and obligations under this Agreement may not be assigned or transferred by Dealer without NationsCredit's prior written consent and any purported assignment or transfer without such consent shall be void and without effect. Any obligation of NationsCredit, or any function to be performed by NationsCredit, under this Agreement may, at the sole option of NationsCredit, be delegated to, and performed by, an agent of NationsCredit, which agent shall have such power and authority as NationsCredit shall delegate to it.

11.  TERMINATION

     NationsCredit or Dealer may terminate this Agreement upon written notice to the other party, such termination to be effective on the date set out in such notice. The termination of this Agreement shall not release NationsCredit or Dealer from any obligations incurred with regard to any Contracts purchased prior to the effective date of such notice, and all such obligations shall remain in full force and effect until fully satisfied in accordance with the terms and conditions of this Agreement.

12.  VALIDITY, COMPLETE AGREEMENT, AMENDMENTS

     Any invalidity, in whole or in part, or any provision of this Agreement shall not affect the validity of any other provision hereof. This Agreement constitutes the complete understanding between the parties and supersedes all prior oral, written or implied discussions or understandings with respect to the subject matter hereof between the parties. No alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by both of said parties.

13.  NOTICE

     Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed duly given if and when personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the address of the party shown below. Either party may change the address to which each such notice or communication shall be sent by giving written notice of such address in the manner provided herein to the other party.
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14.   GENDER, NUMBER, PARAGRAPH HEADINGS

      Unless the context of this Agreement otherwise requires, the masculine, feminine or neuter gender each shall include the other genders, and the singular shall include the plural. The paragraph headings contained in this Agreement are for convenience of reference only and shall not limit or define the text hereof.




     NATIONSCREDIT
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                                                          DEALER

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           PRINTED NAME AND TITLE                PRINTED NAME AND TITLE

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      DATE:       BY                       DATE:         BY:
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                    AUTHORIZED SIGNATURE                    AUTHORIZED SIGNATURE


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                                                 STREET ADDRESS OF DEALER

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                                                        CITY AND STATE




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      (INSERT BRANCH ADDRESS STAMP ABOVE)